Exhibit (a)(1)(ix)

INSTRUCTION FORM

401(k) Plan and the Employee Stock Ownership Plan

of CVS Corporation and Affiliated Companies (CVS Future Fund)

BEFORE SUBMITTING YOUR INSTRUCTION, PLEASE READ CAREFULLY THE ACCOMPANYING OFFER DOCUMENT AND ALL OTHER ENCLOSED MATERIALS. WHETHER OR NOT YOU DECIDE TO ACCEPT THE OFFER, YOU SHOULD DELIVER YOUR INSTRUCTION TO THE INDEPENDENT PLAN TABULATOR.

CONTROL NUMBER

The Independent Tabulator, Ellen Philip Associates, Inc. (EPA) must receive your instruction, no later than 4 P.M., Eastern Time, on Thursday, April 19, 2007, to be included in the tabulation, unless the Acceptance Period is extended.

Mark, date and sign this Instruction Form and mail it promptly in the enclosed postage-paid envelope. Alternatively, you may enter your instructions on EPA’s website, https://www.tabulationsplus.com/cvsk, using the control number above. You can also make your election by phone, call 1-866-883-2403, and follow the prompts.

Instructions to The Bank of New York, Trustee of the 401(k) Plan and the Employee Stock Ownership Plan of CVS Corporation and Affiliated Companies (CVS Future Fund) with regard to the CVS/Caremark common stock shares allocated to my account in the Plan in response to the Tender Offer to Exchange Each Outstanding Share of Common Stock of CVS/Caremark for $35.00 per share cash.

I hereby acknowledge receipt of the letter from The Bank of New York, regarding the CVS/Caremark Offer to Tender, and hereby, provide my tender instructions as follows:

Check ONE box below.

☐	TENDER ALL shares of CVS/Caremark common stock credited to my Plan account pursuant with the offer.

☐	TENDER _____________ PERCENT (%) (1% - 99%, whole percentage only) of shares of CVS/Caremark common stock credited to my Plan account pursuant with the offer.

☐	DO NOT TENDER ANY shares of CVS/Caremark common stock credited to my Plan account pursuant to the offer.

If you do not respond, the default is that your shares will not be tendered.

, 2007
Signature	Date